Exhibit 5.1

Teekay Offshore Partners L.P.

4th Floor, Belvedere Building

69 Pitts Bay Road

Hamilton HM 08

Bermuda

Our reference: 25247.50083/80382133v2

August 18, 2015

Registration Statement – Exhibit 5.1 Opinion

Dear Sirs:

We have acted as special counsel as to matters of the law of the Republic of the Marshall Islands (“Marshall Islands Law”) for Teekay Offshore Partners L.P., a Marshall Islands limited partnership (the “Partnership”), in connection with the preparation and filing with the Securities and Exchange Commission, pursuant to the Securities Act of 1933, as amended (the “Securities Act”), and the rules and regulations promulgated thereunder (the “Rules”), of a registration statement on Form F-3 (the “Registration Statement”), a related base prospectus (the “Preliminary Prospectus”) and prospectus supplement (the “Prospectus”) for the registration of the possible resale from time to time by the Purchasers (as defined herein) of common units representing limited partnership interests in the Partnership issuable upon conversion (the “Conversion Units”) of 10,438,413 Series C Preferred Units (the “Series C Preferred Units”) issued by the Partnership pursuant to the Series C Preferred Unit Purchase Agreement, dated June 30, 2015 (the “Purchase Agreement”) between the purchasers listed on Schedule A thereto (the “Purchasers”) and the Partnership.

In rendering this opinion, we have examined originals or copies (certified or otherwise identified to our satisfaction) of the following documents:

(i)	the Purchase Agreement;

(ii)	the Fourth Amended and Restated Agreement of Limited Partnership of the Partnership dated July 1, 2015 (the “Partnership Agreement”); and

(iii)	such other papers, documents, agreements, certificates of public officials and certificates of representatives of the Partnership, as we have deemed relevant and necessary as the basis for the opinions hereafter expressed.

In such examination, we have assumed (a) the legal capacity of each natural person, (b) the genuineness of all signatures and the authenticity of all documents submitted to us as originals, (c) the conformity to original documents of all documents submitted to us as conformed or photostatic copies, (d) that the documents reviewed by us in connection with the rendering of the opinion set forth herein are true, correct and complete and (e) the truthfulness of each statement as to all factual matters contained in any document or certificate encompassed within the due diligence review undertaken by us.

In rendering this opinion, we have also assumed:

(i)	that the issuance of the Conversion Units will comply in all respects with the terms, conditions and restrictions set forth in the Purchase Agreement and the Partnership Agreement and all of the instruments and other documents relating thereto or executed in connection therewith;

(ii)	that the Purchase Agreement was duly and validly authorized by the parties thereto (other than the Partnership), and executed and delivered by such parties thereto; and

(iii)	the validity and enforceability of the Purchase Agreement against the parties thereto.

As to matters of fact material to this opinion that have not been independently established, we have relied upon the representations and certificates of officers or representatives of the Partnership and of public officials, in each case as we have deemed relevant and appropriate, and upon the representations and warranties of each the Partnership in the Purchase Agreement. We have not independently verified the facts so relied on.

This opinion letter is limited to Marshall Islands Law and is as of the date hereof. We expressly disclaim any responsibility to advise of any development or circumstance of any kind, including any change of law or fact that may occur after the date of this opinion letter that might affect the opinion expressed herein.

Based on the foregoing, and having regard to legal considerations which we deem relevant, and subject to the qualifications, limitations and assumptions set forth herein, we are of the opinion that when the Series C Preferred Units are converted into Conversion Units in accordance with the terms of the Purchase Agreement and the Partnership Agreement, the Conversion Units will be validly issued, fully paid and nonassessable.

We consent to the filing of this opinion as an exhibit to a Report on Form 6-K of the Partnership, the discussion of this opinion in the Registration Statement, and to the references to our firm in the Registration Statement, the Preliminary Prospectus and the Prospectus. In giving this consent, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the Rules, nor do we admit that we are experts with respect to any part of the Registration Statement within the meaning of the term “expert” as used in the Securities Act.

Very truly yours,

Watson Farley & Williams LLP

/s/ Watson Farley & Williams LLP